Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	State of Incorporation / Formation

Innovative Industrial Properties, Inc.	Maryland
IIP Operating Partnership, LP	Delaware
Innovative Industrial Properties, LLC	Delaware
IIPR, Inc.	Maryland
IIP-AZ 1 LLC	Delaware
IIP-CA 1 LLC	Delaware
IIP-CO 1 LLC	Delaware
IIP-IL 1 LLC	Delaware
IIP-MA 1 LLC	Delaware
IIP-MA 2 LLC	Delaware
IIP-MD 1 LLC	Delaware
IIP-MI 1 LLC	Delaware
IIP-MN 1 LLC	Delaware
IIP-NY 1 LLC	Delaware
IIP-NY 2 LLC	Delaware
IIP-OH 1 LLC	Delaware
IIP-PA 1 LLC	Delaware